EXHIBIT 99.1

Repros' Proellex(R)-V Topline Analysis Suggests 12 Mg Dose Effective and Well Tolerated in Phase 2 for Uterine Fibroids

  Company to request end of Phase 2 meeting with FDA during Q1 2013
  Consistent efficacy after 4 months of treatment at 12 mg vaginal dose
  Overall good benefit risk ratio for 12 mg dose

THE WOODLANDS, Texas, Jan. 3, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported top line results from its Phase 2 study of vaginally administered Proellex in the treatment of symptomatic fibroids. The results from the study suggest the 12 mg dose may provide clinical benefit to women suffering from symptomatic uterine fibroids. The Company plans to request an end of Phase 2 meeting with the FDA as soon as practicable.

The primary endpoint in the study was change in Pictorial Blood Loss Assessment (PBAC). Secondary endpoints included change in Uterine Fibroid Symptom Quality of Life (UFSQOL) and change in fibroid volume by MRI assessment.

A total of 40 women were enrolled into the study into one of four groups, 3 mg (n=9), 6 mg (n=9), 12 mg (n=12) and 24 mg (n=10). The following table reports the data from those subjects that completed the study. Unexpectedly, the 24 mg dose exhibited lower exposure than the 12 mg dose which, the Company believes, may result from the hydrophobic nature of the active ingredient and the low volume of excipient used in order to prevent vaginal leakage. Based on these findings, the Company plans to only pursue the 12 mg dose in Phase 3. The MRI report for the 24 mg end of dosing visit is not available at this time but is not expected to be an improvement on the 12 mg dose. In the table, the larger the reduction (negative number), the better the result.

Dose (n=subjects completing study)	Mean % Change in PBAC (StDev)	Mean % Change in UFSQOL (StDev)	Mean % Change in Fibroid Volume (StDev)
3 mg (n=8)	-58.3 (40.4)	-59.3 (41.35)	1 (17.78)
6 mg (n=7)	56.8 (139.3)	-6.47 (72.5)	-3.1 (20.04)
12 mg (n=11)	-84.6 (24.9)	-79.1 (31.72)	-28.0 (13.3)
24 mg (n=5)	-85.5 (20.4)	-65 (78.3)	Not available

The 12 mg dose exhibited a statistically significant difference (p<0.05) compared to the pooled data from the 3 and 6 mg doses for all three measures. The 6 mg dose group data was affected by a single subject (given the small number of subjects) that exhibited continuous uterine bleeding. This subject also recorded the lone SAE probably associated with administration of the drug following completion of the dosing period. The Company believes this observation was associated with the low level of exposure of the 6 mg dose as well as sporadic (poor compliance) administration of the drug in this individual as exhibited by trough level analysis of the active ingredient at each clinical visit (every two weeks).

The reduction in fibroid volume was significant for the 12 mg dose as compared to either the 3 or 6 mg dose group (p=0.002 and p=0.01, respectively). The magnitude of the change and statistical significance are remarkable given the small number of subjects enrolled in the study.

58% of the women on the 12 mg dose ceased menstruation whereas 18% of the combined 3 and 6 mg doses stopped. The Company believes the incomplete cessation of menses at the 12 mg dose was a result of sporadic (poor compliance) administration of the drug in some of the subjects which was confirmed by evidence, on occasion, of no trough levels of active drug in those individuals that did not cease menstruation.

The Company has put in place an extension study to begin to build the 1 year exposure safety data base that will be required for an eventual NDA submission. To date, 15 of the 40 subjects have elected to enroll in the extension study.

Safety Findings

The majority of the subjects completed the study. Eight of nine, seven of nine, eleven of twelve and 5 of 10 of the subjects in the 3, 6, 12 and 24 mg groups, respectively, completed the study. There were no discontinuations due to adverse events.

There was one serious adverse event reported for one subject in the 6 mg dose group. Based on trough level analysis of active drug at every clinical visit, this subject sporadically administered the drug to herself. Under this partial progesterone antagonism the sponsor believes the uterine bleeding associated with the fibroids was exacerbated. This increased bleeding led to an anemic condition which resulted in the subject requiring blood transfusion. The subject was placed on a progestin and the condition resolved without further intervention.

This finding suggests the need for daily administration of the drug and also supports the 12 mg dose as the lowest dose for further development. Even though some women on the 12 mg dose exhibited no detectable trough levels at some of the clinical visits, the higher maximum concentrations of the drug when administered seemed to offset the risk of partial progesterone antagonism.

About ZPV-200

ZPV-200 was a single blind, placebo run-in, 3 or 4 month, 4 arm study comparing vaginally delivered Proellex-V doses of 3, 6, 12 and 24 mg in women with confirmed uterine fibroids to baseline conditions. In addition to baseline and 3 or 4 month pharmacokinetics, efficacy endpoints include change in PBAC scores, a preferred FDA endpoint, change in UFSQOL and change in fibroid size by MRI. Safety endpoints include frequent assessment of complete liver panel tests and changes in endometrial conditions.

About Proellex-V

Repros is developing Proellex-V for significant fibroid size reduction and symptom elimination, with the goal of avoiding surgery. Approximately 20% of women of reproductive age in the U.S. have symptomatic fibroids, with roughly 300,000 hysterectomies performed annually as a consequence. There is no approved chronic drug therapy for treatment of this debilitating condition.

Proellex-V is a proprietary vaginal delivery formulation of telapristone acetate, the active ingredient in Proellex. Telapristone acetate is an anti-progestin that opposes the action of the female hormone progesterone. When an effective oral dose of telapristone is administered to a woman, she stops menstruating. This cessation of menses has an obvious direct effect on symptoms such as excessive menstrual bleeding associated with uterine fibroids and painful menses associated with endometriosis. At the same time, unlike drugs that suppress estrogen production, a woman's ovaries continue to produce levels of estrogen that maintain bone mineral density while she is receiving telapristone. Telapristone acetate has been shown to significantly suppress the proliferative effect of progesterone on progesterone sensitive tissues as well as increase pro-apoptotic events making it an ideal drug candidate to shrink progesterone sensitive tumors such as uterine fibroids.

Repros holds exclusive worldwide rights to a composition of matter patent covering telapristone acetate. The Company also holds other issued and pending patents associated with its Proellex family of technologies.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931